Exhibit 99(p)(1)
DOW TARGET VARIABLE FUND LLC
CODE OF ETHICS
Revised January 6, 2009
l.	Definitions
(a)	“Access Person” means any director, officer or Advisory Person of the Fund.

(b)	“Advisory Person” means:
(1)	any employee of the Fund, Ohio National, Ohio National Investments, Inc. (“ONII”) or any other company in a control relationship to the Fund, who, in connection with his or her regular duties, makes, participates in, obtains or has access to information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(2)	any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.
(c)	“Being considered,” with respect to the purchase or sale of a security, means:
(1)	that a recommendation or order to purchase or sell such security has been made and communicated by a portfolio manager of the Fund or another Advisory Person; or

(2)	with respect to a person who makes such recommendations, that such person is seriously considering making such a recommendation.
(d)	“Beneficial ownership” shall be interpreted in the same manner as in determining if a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

(e)	“Chief Compliance Officer” (“CCO”) shall be the Chief Compliance Officer of the Fund or another individual designated by the Fund’s board of directors.

(f)	“Control” has the same meaning as set forth in Section 2(a)(9) of the Investment Company Act of 1940.

(g)	“Fund” means Dow Target Variable Fund LLC.

(h)	“Ohio National” means The Ohio National Life Insurance Company.

(i)	“ONII” means Ohio National Investments, Inc.

(j)	“Outside Manager” means a Manager of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

(k)	“Purchase or sale” includes the writing of an option to purchase or sell a security.

(l)	“Security” has the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940, except that it shall not include securities issued by the government of the United States, bankers’ acceptances, bank certificates of deposit or commercial paper.
2.	Unlawful Actions
It is unlawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

(a)	To employ any device, scheme or artifice to defraud the Fund;

(b)	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(c)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(d)	To engage in any manipulative practice with respect to the Fund.
3.	Prohibited Transactions
(a)	No Access Person shall accept, from any person or entity that does business with the Fund or with ONII, any gift of securities of any value or any gift of any other things, from all such persons or entities during a calendar year, having an aggregate value in excess of $250. For purposes of this prohibition, business-oriented meals paid for by such a person or entity shall not be considered to be “gifts.”

(b)	No Advisory Person shall serve on the board of directors of any publicly traded corporation other than the Fund and its affiliates unless such service has been specifically agreed to and approved by the Fund’s board of Managers.

(c)	Except as provided in Section 4, no Access Person shall purchase or sell, directly or indirectly, any security in which he or she has or acquires any direct or indirect beneficial ownership, and which to his or her actual knowledge at the time of such purchase or sale:
(1)	is being considered for purchase or sale by the Fund;

(2)	is being purchased or sold by the Fund within 7 days before or after the Access Person’s transaction;

(3)	is a derivative instrument or other security related to, but not necessarily the same as, a security held by or being considered for purchase by the Fund;

(4)	will result in trading profits from securities held by the Access Person for fewer than 61 days; or
(d)	No Advisory Person shall purchase or sell a private placement or initial public offering (“IPO”) for the account of any person or entity other than the Fund or its corporate affiliates without first having received approval from the Chief Compliance Officer.
(1)	In the absence of the Chief Compliance Officer, or in the case of a transaction by the Chief Compliance Officer, the written approval shall be given by any one of the following, provided that the approval may not be given by the Advisory Person seeking pre-clearance nor by anyone reporting to him or her: the Fund’s President, Vice President, Treasurer or Secretary.

(2)	Any pre-clearance approval shall expire after seven calendar days.
4.	Exempted Transactions

The prohibitions of Section 3 shall not apply to the following except for 3.(d):
(a)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

(b)	Purchases or sales of securities which are not eligible for purchase or sale by the Fund.

(c)	Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

(d)	Purchases or redemptions of unaffiliated open-end mutual fund shares or variable contracts investing exclusively in unaffiliated funds.

(e)	Purchases which are part of an automatic dividend reinvestment plan.

(f)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(g)	Purchases or sales of a security if the transactions of both the Access Person and the Fund are so small, in relation to the daily volume traded in such security, as to have a de minimis effect upon the market price of such security and if both the Fund and the Access Person, as a result, beneficially owns or controls a de minimis amount of the class of security.

(h)	Purchases or sales which receive the prior approval of the Fund’s board of Managers because

(1)	their potential harm to the Fund is remote because they would be very unlikely to affect a highly institutional market, and

(2)	they clearly are not related economically to the securities to be purchased, sold or held by the Fund.
(i)	Gifts of securities having a market value, on the day of transfer, of less than $3,000 (provided that such gift is not from a person or entity that does business with the Fund or with ONII).
5.	Reporting
(a)	Every Access Person shall report to the Fund the information described in Section 5.(d) with respect to transactions in any security in which such Access person has, or by reason of such transaction acquires, any direct or indirect ownership in the security. An Access Person shall not be required to make a report with respect to Securities of any non-affiliated investment company, Securities obtained through automatic dividend reinvestment plans or transactions effected for any account over which he or she does not have any direct or indirect influence or control.

Every Access Person shall report the information described in Section 5.(d) with respect to transfers, surrenders or redemptions (other than by means of annuity payments or other insurance benefits) of interests in subaccounts investing in the Fund or any other investment company affiliated with the Fund or ONII. Scheduled transfers pursuant to a dollar cost averaging or automatic portfolio rebalancing program need not be reported.

No report shall be required under this Code of Ethics to the extent that the report would duplicate information required to be reported by the Access Person under any Adviser’s Code of Ethics.

(b)	An Outside Manager of the Fund need only report a transaction if he or she, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Manager should have known that, during the 15 days immediately preceding the date of the Outside Manager’s transactions, such security is or was purchased or sold by the Fund or was being considered for purchase or sale by the Fund or ONII.

(c)	Every report shall be made to the Chief Compliance Officer not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected.

(d)	Each report shall contain the following information:
(1)	The date of the transaction (trade date, not settlement date);

(2)	The name (including class or issue) of the securities;

(3)	The principal amount of each security involved;

(4)	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

(5)	The price at which the transaction was effected; and

(6)	The name of the broker, dealer or bank through which the transaction was effected.
(e)	Any such report may also contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

(f)	Every Advisory Person shall, within 10 days after becoming an Advisory Person, submit to the Chief Compliance Officer a list of all securities owned by the Advisory Person as of a date nor more than 45 days prior to the date the person became an Advisory Person. The list should include:
1.	The title, number of shares and principal amount of each Covered Security in which the Advisory Person had any direct or indirect beneficial ownership when the person became an Advisory person;

2.	The name of any broker, dealer or bank with whom the Advisory Person maintained an account in which any securities were held for the direct or indirect benefit of the Advisory Person as of the date the person became an Advisory Person; and

3.	The date that the report is submitted by the Advisory Person.
(g)	Every Advisory Person shall, on or before the thirtieth day of January each year, submit to the Chief Compliance Officer a list of all securities owned by the Advisory Person as of the December 31 preceding, together with a certification that he or she has read and understands this Code of Ethics, and that he or she has, to the best of his or her knowledge and belief, complied with the requirements of this Code of Ethics.

(h)	Every Advisory Person shall direct his or her securities broker to supply the Chief Compliance Officer a duplicate copy of the confirmation of each personal securities transaction and copies of periodic statements from all personal securities accounts controlled by the Advisory Person. However, such duplicate copies shall not be required on the following:
(1)	unaffiliated Investment Company Securities, or

(2)	securities obtained through an automatic dividend reinvestment plan.
(i)	The Chief Compliance Officer, or his designee, shall have the responsibility of maintaining and reviewing the reports required under this Code of Ethics and making the same available to the Securities and Exchange Commission upon request. All reports submitted by the CCO or his designee shall be independently reviewed by another member of the Compliance staff or an appropriate member of senior management.
6.	Sanctions

Upon discovering a violation of this Code of Ethics, the Fund’s board of directors may impose such sanctions as it deems appropriate. Such sanctions could include:
(a)	A letter of warning or censure;

(b)	suspension or termination of the relationship of the violator with the Fund; or

(c)	in the case of trading profits from any securities held for fewer than 61 days, disgorgement of such profits to the Fund.